Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

SCISPARC LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
SciSparc Ltd. 2023 Share Incentive Plan	Equity	Ordinary shares, no par value per share	Rule 457(c) and 457(h)	1,000,000	$0.2631	$263,100	0.0001531	$40.28061
	Total Offering Amounts					$263,100		$40.28061
	Total Fee Offsets(3)							$-
	Net Fee Due							$40.28061

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the SciSparc Ltd. 2023 Share Incentive Plan (the “2023 Plan”) by reason of any share dividend, share split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2023 Plan is based upon the average of the high and low prices of the Registrant’s ordinary shares, as reported on the Nasdaq Capital Market on April 22, 2025, which date is within five business days prior to the filing of this Registration Statement.

(3)	The Registrant does not have any fee offsets.